Exhibit 21.1

Subsidiaries of the Registrant

American Ethanol, Inc., a Nevada corporation

Energy Enzymes, Inc., a Delaware corporation

International Biodiesel, Inc., a Nevada corporation

International Biofuels Ltd., a Mauritius company

Universal Biofuels Private, Ltd., an Indian company

Sutton Ethanol, LLC, a Nebraska limited liability company

Biofuels Marketing, Inc., a Delaware corporation

Danville Ethanol, LLC, an Illinois limited liability company

AE Biofuels Americas, Inc., a Delaware corporation

Illinois Valley Ethanol, LLC, an Illinois limited liability company